Exhibit 10.17

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made effective as of February 19, 1996, and has been entered into between Unapix Entertainment, Inc., a Delaware corporation with its principal offices at 200 Madison Avenue, New York, NY 10016 (hereinafter, together with its subsidiaries referred to as the "Employer" or "Company"), and Robert Miller, an individual with a residence located at 128 Riverside Avenue, Riverside, CT 06878 (hereinafter called the "Employee").

      WHEREAS, Employer desires to employ, on the terms and conditions set forth herein, the Employee as Executive Vice President of Employer's Unapix North American division (the "North American Division"); and

      WHEREAS, The Employee desires to be employed by the Employer on the terms and conditions set forth herein,

      NOW THEREFORE, the Employer and Employee agree as follows:

      1.    EMPLOYMENT:

            The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

      2.    TERM:

            Subject to the provisions of termination as hereinafter provided, the term of this agreement shall begin on February 19, 1996, and shall terminate on February 18, 1999 (being three years after the commencement date). The term of this Agreement is hereinafter sometimes referred to as the "Employment Period".

      3.    COMPENSATION:

            (a) For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee a salary of $136,000 per year (the "Base Salary").

      Such compensation shall be payable in equal installments in conformity with the regular payroll of Employer. Commencing January 1, 1997 and for each year thereafter that this agreement is in effect, Employee's Base Salary will be increased by the increase, during the prior year, in the Consumer Price Index applicable to the New York, New York, Metropolitan Region as published by the Bureau of Labor statistics of the U.S. Department of Labor (the "Index"). If the Employer's Board of Directors awards the Employee a discretionary bonus or increases his salary in any year and an increase is due to Employee as a result of an increase in the Index, the increase attributable to the increase in
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the Index will be offset by the amount of the discretionary bonus or salary increase received by the Employee in the prior year.

      (b) Employee will receive from the Company, as bonus compensation, the following percentages of "Commissions" (as hereinafter defined) actually received by the North American Division during the Employment Period from such division's distribution of entertainment properties during such period: (i) 2.5% of all Commissions; plus (ii) 2.5% of all Commissions generated by sales or licenses of entertainment properties for which Employee was the principal salesperson of the Company responsible for originating and completing same. Such bonus shall be payable on the 45th day following the end of each calendar quarter during the Employment Period with respect to Commissions received during such quarter. "Commissions" shall mean all sums actually received (on a cash basis) by the North American Division as payment of a sales commission or distribution fee; provided, however, that the following shall not be included in the definition of "Commissions": (x) any sums received by the North American Division with respect to licenses granted, or sales made, by such division to other divisions or subsidiaries of the Company or any affiliates of the Company; and (y) any sums received by the North American Division with respect to licenses or sales of "Ushuaia". Notwithstanding anything else to the contrary contained herein, (i) the Company shall pay Employee $1,500 per month as an advance of his bonus hereunder, which advance shall be setoff against all bonus amounts which would otherwise be due Employee hereunder whether for the year in which such advance is paid or for subsequent periods, and (ii) the last day of the Employment Period shall be deemed to be the last day of a calendar quarter for purposes of computing the bonus to which Employee is entitled with respect to the calendar quarter in which his Employment Period ends.

      4.    DUTIES:

            The Employee is employed as Executive Vice President of the North American Division. Employee shall report to the President and Chairman of the Board of the Company, until otherwise directed by the Company's Board of Directors, and shall perform such duties as are assigned to him by the President or Chairman of the Board.

      5.    EXTENT OF SERVICES:

            During the term of his employment, Employee will devote all of his business related time to the performance of his services for the Company, and except as may be specifically permitted by the Board of Directors of the Company, shall not be engaged in any other business activity during the Employment Period.

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      6.    VACATION:


            The Employee shall be entitled each year to a vacation of three weeks as well as three personal days, during which time his compensation shall be paid in full and his fringe benefits shall not be suspended or diminished.

      7.    FRINGE AND RETIREMENT BENEFITS:

            The Employee shall be entitled to participate on the same basis, and subject to the same qualifications as other executives of the Employer (other than those benefits provided under or pursuant to separate individual employment agreements or arrangements), in any pension, profit sharing, insurance, stock purchase, savings, hospitalization, sick leave and other fringe benefit plans ("Plans") in effect from time to time with respect to executives of the Employer (the "Fringe Benefits"). Employee's Base Salary shall constitute the compensation on the basis of which the amount of Employee's benefits under any such plan shall be fixed and determined.

      8.    EXPENSES:

            The Employee shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred on behalf of the Employer, including all reasonable travel and entertainment expenses paid or incurred by Employee in connection with the performance of his duties. Employee shall provide such documentation for such expenses as Employer shall from time to time reasonably require.

      9.    TERMINATION:

            (a) Death. If Employee dies during the Employment Period, the Company shall pay Employee's designated beneficiary (or, in the event of the death of or failure to designate a beneficiary, Employee's personal representative) the Base Salary provided for in Section 3(a) above, for the four calendar week period (the "Four Week Period") following the calendar week in which Employee dies, at the rate in effect at the time of his death. The Employment Period shall be deemed to end as of the end of the Four Week Period, but without prejudices to any other payments due in respect of Employee's death.

            (b) Disability. If Employee suffers a "Disability" (as hereinafter defined) and as a result is unable to perform substantially and continuously the duties assigned to him for a period of 90 consecutive or non-consecutive days out of any consecutive twelve-month period, the Company shall have the right to terminate the employment of the Employee effective 30 days after notice in writing to the Employee. In the event of termination pursuant to this Section 9(b), the Employee shall be entitled to

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receive (i) any Base Salary and other benefits earned and accrued, and reimbursement for expenses incurred, prior to the date of termination, (ii) regular installments of the Employee's Base Salary for the four week period immediately following such termination. No provision of this Agreement shall limit any of Employee's rights under any Plans for which the Employee was eligible at the time of such death or Disability. During the period of any Disability prior to termination of the Employee's employment, the Employee shall continue to receive his Base Salary, reduced by any payments paid to the Employee for the same period because of disability under any disability or pension plan of the Company.

      For purposes of this Agreement, "Disability" shall mean the mental or physical inability of the Employee to materially perform his duties under this Employment Agreement.

      (c) Termination for Employee's Breach. Employer shall have the right to terminate this Agreement and the employment hereunder if Employee materially violates his responsibilities under the Agreement and such violation continues after having received notice of such violation and 30 days to cure such violation(s) to the satisfaction of Employer's Board of Directors. Employer may immediately terminate this Agreement (i) upon the good-faith determination, based upon reasonable evidence, by Employer's Board of Directors that the Employee has willfully defaulted on a material obligation of this Agreement,
(ii) upon the good-faith determination, based upon reasonable evidence, by Employer's Board of Directors that there has been a defalcation of the Employer's funds by Employee, (iii) upon conviction of Employee on a felony charge, (iv) upon Employee's commission of an act of moral turpitude which is in some manner related to the business of the Company; or (v) subject to Section 10 below, upon the good-faith determination, based upon reasonable evidence, by Employer's Board of Directors that the Employee has continued to have unauthorized discussions of Employer's business activities, or continued to improperly disclose trade secrets or confidential information concerning Employer's business activities or proposed business activities, after having been provided with written notice from the Company with respect to unauthorized discussions or improper disclosure of trade secrets or confidential information. Upon termination of employment pursuant to this Section 10(c), Employee shall not be entitled to any further bonus payments pursuant to Section 3(b).

            (d) Termination for Employer's Breach. Employee shall have the right to terminate this Agreement if the Employer materially breaches any of the provisions hereof and such breach is not cured within thirty (30) days after the Employer receives written notice from Employee thereof.

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      10.   CUSTOMER LISTS AND TRADE SECRETS:

            From and after the date of this Agreement, including after the Employment Period, Employee shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing; the Company's estimating and costing procedures and the cost and gross prices charged by the Company for its products; the prices or other consideration charged to or required of the Company by any of its suppliers or potential suppliers; the Company's sales and promotional policies; and all information relating to entertainment programs or properties being produced or otherwise developed by the Company. Employee shall not reveal said trade secrets to others except in the proper exercise of his duties and authorities for the Company, or use his knowledge thereof in any way that would be detrimental to the interests of the Company, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Section 10 to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of Employee, or (iii) required to be disclosed by Employee pursuant to judicial or governmental order. Employee shall also treat all information pertaining to the affairs of the Company's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers.

      11.   CERTAIN RESTRICTIONS:

            During the Employment Period and for a period of two years thereafter Employee shall not (i) influence or attempt to influence any customer not to do business with the Company, (ii) induce, invite, solicit or attempt to induce, invite or solicit any person who shall have been an employee of the Company at the time of termination of the Employment Period or during any part of the period of one year prior to such date to leave the employ of the Company or to become interested in or in any way connected with a business similar to that of the Company, or employ or attempt to employ any such employee of the Company, (iii) divert or attempt to divert any business from the Company, (iv) interfere or attempt to interfere in any way with the Company's relationship with any of such customers, employees or suppliers.

      In addition to any other restrictions on Employee's activities, Employee shall not, during the Employment Period, directly or indirectly, except with the written consent of Company, engage in any business (whether alone or as a consultant, officer, director, owner, employee, partner or other active or passive participant) with or for, be financially interested in, or

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represent or otherwise render assistance or services to any person or entity who or which competes or intends to compete, or who or which is affiliated (by reason of common control, ownership or otherwise) with any other person or entity who or which competes or intends to compete, directly or indirectly, with the business then conducted by the Company or any of its affiliates.

      12.   INJUNCTION:

      Notwithstanding any other provisions of this Agreement, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of Sections 10 or 11, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage, without posting bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

      13.   OPTIONS TO PURCHASE COMMON STOCK:

            Promptly following execution of this Agreement the Company shall issue to Employee 78,750 common stock purchase options (the "Initial Options"), each entitling the Employee to purchase one share of the Company's common stock at an exercise price of $4.29 per share (Such figures give effect to the Company's 5% stock dividend paid on May 6, 1996 to stockholders of record on April 28, 1996). The Company shall issue to Employee 75,000 additional options (the "Additional Options"; collectively, the Initial Options together with the Additional Options are referred to as the "Options") to purchase shares of the Company's common stock, upon the following terms and conditions: (i) if the North American Division has "Fee Income" (as hereinafter defined) of at least $500,000 ("Fee Benchmark I") for the year ended December 31, 1996, then 25,000 Additional Options shall be issued to Employee (i.e. options to purchase 25,000 shares of the Company's common stock); if the North American Division has Fee Income of at least $750,000 ("Fee Benchmark II) for the year ended December 31, 1997, then another 25,000 Additional Options will be issued to Employee (i.e. options to purchase another 25,000 shares of the Company's common stock); and if the North American Division has Fee Income of at least $1,000,000 ("Fee Benchmark III," and together with Fee Benchmarks I and II, the "Fee Benchmarks") for the year ended December 31, 1998, then the remaining 25,000 Additional Options will be issued (i.e. options to purchase the remaining 25,000 shares of the Company's common stock). The Additional Options to be issued following a particular year will be issued on a pro rata basis if at least 50% of the Fee Benchmark for that year has been attained. For example, if during the year ended December 31, 1996 the North American Division attains Fee Income of only $250,000 (one-half of Fee Benchmark I), one-half of one-third of the Additional Options will be issued (i.e. 12,500 Additional Options).

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The Fee Benchmarks shall be cumulative through the year ending December 31, 1998 to the extent the Company does not achieve any of the prior years' Fee Benchmarks. For example, if during the year ending December 31, 1996, the North American Division attains Fee Income of only $250,000 (and, therefore, only one-half of one-third of the Additional Options are issued following that year), the one-half of one-third portion which were not issued following such year may be issued following the year ending December 31, 1997, if the North American Division attains Fee Income of $1,000,000 (Fee Income of $750,000 which would meet Fee Benchmark II for the year ending December 31, 1997, and an additional Fee Income of $250,000, which compensates for the amount by which Fee Benchmark
I was missed in the previous year).

      Each Additional Option shall entitle the Employee to purchase one share of the Company's common stock at an exercise price equal to the "Market Value" (as hereinafter defined) of such common stock on the date such option is issued. The Additional Options earned with respect to any particular year shall be issued on the day preceding the Company's announcement of its earnings with respect to such year. "Market Value" means the closing sales price of the Company's common stock as reported by the principal stock exchange on which shares of the Company's common stock are traded, and if not so traded on a securities exchange, then as reported by NASDAQ (and if not so reported by NASDAQ or traded on a securities exchange, the "Market Value" shall mean the average of the bid and asked prices of the Company's common stock as reported in the "pink sheets.")

      The Initial Options shall terminate on June 30, 2001. Each Additional Option shall terminate five years after the date of its issuance. Notwithstanding the foregoing, all Options shall terminate ninety (90) days after termination of Employee's employment by the Company, unless such termination of employment is pursuant to Section 9(c), in which case such Options shall immediately expire. The Options shall have such other terms and provisions as are customarily contained in options granted by the Company to its other employees.

      For purposes of this Section 13, "Fee Income" for a particular year means the North American Division's income for such year derived from sales commissions or distribution fees, determined in accordance with generally accepted accounting principles and as reflected in the Company's audited financial statements for such year; provided however, that the following shall not be included in the definition of "Fee Income": (x) any sums received by the North American Division with respect to licenses granted, or sales made, by such division to other divisions or subsidiaries of the Company or any affiliates of the Company; and (y) any sums received by the North American Division with respect to licenses or sales of "Ushuaia".

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      14.   MISCELLANEOUS PROVISIONS:

            (a) Notice and Communication. All notices and communications hereunder shall be in writing and shall be hand delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the addresses first above written or to such other address of which notice shall have been given in the manner herein provided.

            (b) Entire Agreement. All prior agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties with respect to employment of the Employee by Employer. This Agreement may not be modified, amended, changed or discharged, except by a writing signed by the parties hereto and then only to the extent therein set forth.

            (c) Non-Delegation, Etc. Neither party may assign any rights under this Agreement; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company, or upon the merger of the Company into or consolidation thereof with another corporation, this Agreement shall bind and inure to the benefit of both the Employee and the acquiring, succeeding or surviving corporation or other entity or individual, as the case may be.

            (d) Waiver. No waiver of any breach of this agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

            (e) Section Headings. The section headings of this agreement are solely for the purpose of convenience and shall neither be deemed a part of this agreement nor used in any interpretation thereof.

            (f) Governing Law. This Agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

            (g) Prior Employment. Employee represents to Employer that Employee is not a party to or bound by any other agreement, understanding or restriction relating to his employment. Employee expressly represents, undertakes and agrees that he has not done and will not do anything in furtherance of this Agreement or his duties hereunder that will violate any obligations he may have to any prior employer (or will impose upon Employer any liability to

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any prior employer) and that he will comply with all requirements of notice applicable to the termination of any prior employment or agreement before he commences his employment under this Agreement.

            (h) Severability. If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

            (i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company's successors and assigns.

            (j) Cooperation in Connection with Obtaining Key Man Life Insurance. If the Company, in its discretion, elects to obtain "Key Man", life insurance with respect to Employee, which insures Employee's life and names the Company as beneficiary, Employee shall cooperate with the Company in obtaining said insurance. Without limiting the generality of the foregoing, Employee agrees to submit to such medical examinations, and take such other actions, as may be reasonably requested by the Company in obtaining such insurance.

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      IN WITNESS WHEREOF, the parties hereto execute this Agreement and intend to be hereby bound, effective as of the date first above written.

                                                    UNAPIX ENTERTAINMENT, INC.

ATTEST:


/s/                                               By:/s/ David M. Fox
--------------------------                        -----------------------
                                                  David M. Fox, President
WITNESS:

/s/ Daniel J. Murphy                              /s/ Robert Miller
---------------------------                       ------------------------
                                                  Robert Miller


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